NUVEEN MULTISTATE TRUST I

AMENDED AND RESTATED DESIGNATION OF SERIES OF

SHARES OF BENEFICIAL INTEREST

WHEREAS, pursuant to Section 2 of Article IV of the Declaration of Trust dated July 1, 1996 (the “Declaration”), of Nuveen Flagship Multistate Trust I (“the “Trust”), as amended effective as of September 28, 2000 to change the name of the Trust to Nuveen Multistate Trust I, a Massachusetts business trust, the Trustees of the Trust, on October 9, 1996 established and designated certain series of Shares (as defined in the Declaration) of the Trust by the execution of an instrument establishing and designating such series and setting forth the special and relative rights of such series (the “Designation”);

WHEREAS, on April 25, 1998 the Board of Trustees of the Trust approved the reorganization of the Nuveen Flagship Florida Intermediate Municipal Bond Fund, a series of the Trust (the “Florida Fund”), into the Nuveen Flagship Intermediate Municipal Bond Fund, a series of Nuveen Flagship Municipal Trust (the “Reorganization”) and the subsequent termination of the Florida Fund upon the approval of the Reorganization by the shareholders;

WHEREAS, on August 13, 1998 shareholders approved the Reorganization of the Florida Fund and the related termination of the Florida Fund as a series of the Trust;

WHEREAS, on September 11, 1998, the Reorganization was duly consummated;

WHEREAS, the Trustees of the Trust amended and restated such Designation in order to change the name of each series previously designated and to eliminate the Florida Fund terminated in connection with the Reorganization;

WHEREAS, the Trustees of the Trust amended and restated such Designation in order to change the name of the series previously designated as Nuveen Florida Municipal Bond Fund to Nuveen Florida Preference Municipal Bond Fund, effective June 1, 2007;

WHEREAS, the Trustees of the Trust hereby amend and restate such Designation in order to change the name of the series previously designated as Nuveen Florida Preference Municipal Bond Fund to Nuveen Municipal Bond Fund 2;

WHEREAS, on November 14, 2011 the Board of Trustees of the Trust approved the reorganization of the Nuveen Municipal Bond Fund 2 into the Nuveen All-American Municipal Bond Fund, upon approval by the shareholders of each fund; and

WHEREAS, on April 13, 2012 shareholders approved the reorganization of the Nuveen Municipal Bond Fund 2 into the Nuveen All-American Municipal Bond Fund, and the reorganization was duly consummated on April 20, 2012;

NOW, THEREFORE, the Trustees of the Trust, effective as of the 27th day of August, 2012, do hereby amend and restate the Designation as follows:

1.	The following series of Shares (each a “Fund”) are established and designated:

Nuveen Arizona Municipal Bond Fund

Nuveen Colorado Municipal Bond Fund

Nuveen Maryland Municipal Bond Fund

Nuveen New Mexico Municipal Bond Fund

Nuveen Oklahoma Municipal Bond Fund

Nuveen Pennsylvania Municipal Bond Fund

Nuveen Virginia Municipal Bond Fund

Each of the above-referenced series of Shares (each, a “Fund”) shall have the special and relative rights described below.

3. Each Fund shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such Fund. Each Share of each Fund shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shareholders of that Fund may vote in accordance with the Declaration, shall represent a pro rata beneficial interest in the assets allocated or belonging to such Fund, and shall be entitled to receive its pro rata share of the net assets of such Fund upon liquidation of such Fund, all as provided in Article IV, Sections 2 and 5 of the Declaration. The proceeds of the sale of Shares of each Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such Fund, unless otherwise required by law.

4. Shareholders of each Fund shall vote either separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to such Fund as provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rules, and by the Declaration.

5. The assets and liabilities of the Trust shall be allocated among each Fund and any other series of Shares that may be established from time to time as set forth in Article IV, Section 5 of the Declaration.

6. The designation of each Fund hereby shall not impair the power of the Trustees from time to time to designate additional series of Shares of the Trust.

7. Subject to the applicable provisions of the 1940 Act and the provisions of Article IV, Sections 2 and 5 of the Declaration, the Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of each Fund now or hereafter created, or to otherwise change the special relative rights of each Fund designated hereby without any action or consent of the Shareholders.

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 24th day of August 2012.

John P. Amboian,	Robert P. Bremner,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

Jack B. Evans,	William C. Hunter,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

David J. Kundert,	William J. Schneider,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

Judith M. Stockdale,	Carole E. Stone,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

Virginia L. Stringer,	Terence J. Toth,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606